Exhibit 99.1

Contact: Rick Berry
Chief Financial Officer
600 Travis Street, Suite 5800
Houston, Texas 77002
713.993.4614

The Edelman Financial Group Shareholders

Approve Merger Agreement

HOUSTON, September 13, 2012 – The Edelman Financial Group Inc. (NASDAQ: EF) (“TEFG” or the “Company”) announced that its shareholders today voted to adopt the previously announced merger agreement with an affiliate of Lee Equity Partners, LLC (“Lee Equity”), a New York private equity firm.

The parties intend to consummate the merger on September 19, 2012. Upon consummation of the merger, TEFG shareholders will receive $8.85 in cash for each share of TEFG common stock. At the completion of the transaction, TEFG will become a privately held company and its stock will no longer trade on the Nasdaq Stock Market.

Based on a preliminary vote count, the adoption of the merger agreement was approved by over 95% of the Company’s shares of common stock that were voted and by approximately 74% of the Company’s outstanding shares of common stock not held by members of management and affiliates of Lee Equity. Approximately 85% of the eligible shares were voted at the meeting.

Ric Edelman, Chief Executive Officer of The Edelman Financial Group, said, “We are pleased with the results of the vote by our shareholders. We appreciate the shareholder and employee support that we have received throughout this process.”

Thomas H. Lee, President of Lee Equity, commented, “We are excited to partner with Ric and the team at The Edelman Financial Group as the company continues its tradition of delivering excellent services to its clients.”

Following the closing of the merger, shareholders of record will receive a letter of transmittal and instructions on how to submit The Edelman Financial Group stock in exchange for the $8.85 per share merger consideration. Shareholders should wait to receive such documents before attempting to transmit any certificates.

About The Edelman Financial Group

The Edelman Financial Group is a wealth management company that manages over $18.0 billion in client assets. Client assets include the gross value of assets under management directly or via outside managers and assets held in brokerage accounts for clients by outside clearing firms. The Edelman Financial Group has approximately 500 employees in 21 states. Additional information is available at www.edelmanfinancial.com.

About Lee Equity Partners

Lee Equity Partners is a middle-market private equity investment firm managing more than $1 billion of capital. Lee Equity was founded by Thomas H. Lee and focuses on control buyouts and growth capital financings, typically investing $30 million to $150 million per transaction in companies with enterprise values of $100 million to $500 million. The firm seeks to partner with top-tier management teams to build companies with differentiated market position and high growth potential. Target sectors include business services, consumer/retail, distribution/logistics, financial services, healthcare services, and media.

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Cautionary Statement Regarding Forward Looking Information

This press release contains forward looking statements which may be identified by words such as “may,” “could,” “should,” “would,” “estimate,” “expect,” and similar expressions or statements of current expectation, assumption or opinion. These are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. There are a number of risks and uncertainties that could cause actual results to differ materially from these forward looking statements, including the following: (1) any conditions imposed in connection with the transaction and the satisfaction of various conditions to the closing of the merger contemplated by the Agreement and Plan of Merger dated April 16, 2012, among the Company, Summer Holdings II, Inc., a Delaware corporation, and Summer Merger Sub, Inc., a Texas corporation and a wholly owned subsidiary of Parent, may not be satisfied or waived; (2) the transaction may involve unexpected costs, liabilities or delays; (3) the business of TEFG may suffer as a result of uncertainty surrounding the transaction; (4) TEFG may be adversely affected by other economic, business, and/or competitive factors; (5) legislative developments; (6) changes in tax and other laws; (7) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (8) the failure to receive the necessary debt financing set forth in the commitment letters received in connection with the transaction, and (9) other risks to consummation of the transaction, including the risk that the transaction will not be consummated within the expected time period or at all. Additional factors that may affect the future results of TEFG are set forth in its filings with the SEC, including its recent filings on Forms 10-K, 10-K/A, 10-Q, and 8-K, including, but not limited to, those described in TEFG’s Form 10-K for the fiscal year ended December 31, 2011 and TEFG’s Form 10-Q for the fiscal quarter ended June 30, 2012. These forward looking statements reflect TEFG’s expectations as of the date of this press release. TEFG does not undertake any obligation to update any forward looking statement, except as required under applicable law.

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